Exhibit 99.1

Hudson United Bancorp Reports Results of Internal Revenue Service Examination

MAHWAH, N.J. — (BUSINESS WIRE) — May 20, 2005 — Hudson United Bancorp (“the Company”) (NYSE: HU) today reported the results of the Internal Revenue Service examination of the Company’s Federal income tax returns covering the years 1998 through 2002. The period covered by this examination includes 16 merger and acquisition transactions completed by the Company. The examination also includes the 2000 and 2002 merger termination payments totaling $92 million received from Dime Bancorp.

The examination requires the Company to pay $12.6 million in additional income taxes for the years 1998 through 2002. Tax reserves related to these years exceed the amount of the settlement payment.

This settlement with the Internal Revenue Service, signed on May 18, 2005, covers the five years through and including 2002. The recording of the settlement, including the release of tax reserves, is expected to result in an increase to net income of approximately $12 million or $0.27 per diluted share for the second quarter of 2005.

This document contains forward-looking statements about Hudson United Bancorp which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Hudson United Bancorp including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from these forward-looking statements. Factors that might cause such a difference include, but are not limited to, additional expenses related to the tax audit, a change in general economic conditions, adverse changes in deposit or loan levels or in customer retention or failure to realize currently expected cost savings or revenue enhancements. Further information on other factors which could affect the financial results of Hudson United Bancorp are on its website, www.HudsonUnitedBank.com, and are included in the Company’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at www.sec.gov and/or from the Company’s website at www.HudsonUnitedBank.com.

CONTACT:	Hudson United Bancorp
Kenneth T. Neilson, Chairman, President & CEO,
201-236-2631
James W. Nall, Executive Vice President & CFO,
201-236-2769